As Filed With The Securities And Exchange Commission on May 30, 2003

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Brinker International, Inc.

(Exact name of issuer as specified in its charter)

Delaware	75-1914582
(State of incorporation)	(I.R.S. employer identification no.)

6820 LBJ Freeway
Dallas, Texas	75240
(Address of principal executive office)	(Zip code)

Stock Option and Incentive Plan
Brinker International, Inc. 401(k) Savings Plan
As Restated Effective January 1, 1999
(Full title of the plans)

Roger F. Thomson
Executive Vice President and General Counsel
Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas  75240
(972) 980-9917

(Name, address and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLAN:  Sales to the purchasers of securities proposed to be registered hereunder will occur from time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*
Common Stock, $0.10 par value

Stock Option and Incentive Plan	4,500,000	$34.08	$153,360,000	$12,422.16

Brinker International, Inc. 401(k) Savings Plan As Restated Effective January 1, 1999	500,000 (1)	$24.08	$17,040,000	$1,380.24

Total	5,000,000	$34.08	$170,400,000	$13,802.40

*  Estimated solely for purposes of calculating the registration fee, which has been computed in accordance with Rule 457(h).

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Brinker International, Inc. 401(k) Savings Plan as Restated Effective January 1, 1999.

Item 3.  Incorporation of Documents by Reference.

    The documents listed (i) through (iii) below are hereby incorporated by reference into this Registration Statement.  All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") prior to filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    (i) The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended,  (the "1933 Act"), which contains, either directly or by incorporation by reference, certified financial statements for the registrant's latest fiscal year for which such statements have been filed.

    (ii)  All other reports filed pursuant to Section 13(a) and 15(d) of the 1934 Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (i) above.

    (iii)  The description of the registrant's Common Stock, $.10 par value ("Common Stock"), which is contained in the Company's latest registration statement filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Officers and Directors.

    Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.  Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.  Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

    Article Ninth of the registrant's Certificate of Incorporation provides that no director shall be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty, provided that the liability of a director is not limited (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which such director derived an improper personal benefit.

    Article VI of the registrant's bylaws provides, in general, that the registrant shall indemnify its directors and officers under the circumstances defined in Section 145.  The Company has obtained an insurance policy insuring the directors and officers of the Company against certain liabilities, if any, that arise in connection with the performance of their duties on behalf of the Company and its subsidiaries.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

     5         Opinion of Hallett & Perrin, P.C. *

    23(a)    Consent of KPMG LLP. *

    23(b)    Consent of Hallett & Perrin, P.C. (included as part of Exhibit 5).

    24         Power of Attorney (see signature page of this Registration Statement).

    99(a)    Registrant's Stock Option and Incentive Plan. (1)

    99(b)    Brinker International, Inc. 401(k) Savings Plan as Restated Effective January 1, 1999. (2)

    99(c)    Amendments No. 1, 2, and 3 to Brinker International, Inc. 401(k) Savings Plan as Restated Effective January 1, 1999. *

___________________________________

*    Filed herewith.

    (1)         Filed as an exhibit to annual report on Form 10-K for the year ended June 30, 1999 and incorporated herein by reference.

    (2)         Filed as an exhibit to registration statement on Form S-8 filed July 25, 2000, SEC File No. 333-42224, and incorporated herein by reference.

Item 9.  Undertakings.

    (1)       The undersigned registrant hereby undertakes:

                (a)   To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement to:

                        (i)    Include any prospectus required by Section 10(a)(3) of the 1933 Act.;

                        (ii)   Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                        (iii)   Include any material information on the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

(b)      That, for the purpose of determining any liability under the 1933 Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(c)      To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the certificate of incorporation or bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 30th day of May, 2003.

                                                                            BRINKER INTERNATIONAL, INC.

                                                                             By:       /s/ Ronald A. McDougall
                                                                                    Ronald A. McDougall
                                                                                    Chairman of the Board
                                                                                     and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Ronald A. McDougall and Charles M. Sonsteby, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this registration statement has been signed below by the following persons in the capacities and on May 30, 2003.

Signature                                                                Title

  /s/ Ronald A. McDougall
Ronald A. McDougall                                              Chairman of the Board and Chief Executive Officer
                                                                               (Principal Executive Officer)

  /s/ Charles M. Sonsteby
Charles M. Sonsteby                                                  Executive Vice President and Chief Financial Officer
                                                                                   (Principal Financial and Accounting Officer)

  /s/ Douglas H. Brooks
Douglas H. Brooks                                                      President, Chief Operating Officer and Director

  /s/ Dan W. Cook, III
Dan W. Cook, III                                                        Director

  /s/ Marvin J. Girouard
Marvin J. Girouard                                                       Director

  /s/ Ronald Kirk
Ronald Kirk                                                                 Director

  /s/ Jeffrey A. Marcus
Jeffrey A. Marcus                                                        Director

  /s/ Erle Nye
Erle Nye                                                                      Director

 /s/James E. Oesterreicher
James E. Oesterreicher                                                 Director

    /s/ Cece Smith
Cece Smith                                                                   Director

 /s/Roger T. Staubach
Roger T. Staubach                                                        Director

    INDEX TO EXHIBITS

 5             Opinion of Hallett & Perrin, P.C. *

23(a)        Consent of KPMG LLP. *

23(b)        Consent of Hallett & Perrin, P.C. (included as part of Exhibit 5).

24            Power of Attorney (see signature page of this Registration Statement).

99(a)        Registrant's Stock Option and Incentive Plan. (1)

99(b)       Brinker International, Inc. 401(k) Savings Plan as Restated Effective January 1, 1999. (2)

99(c)       Amendments No. 1, 2, and 3 to Brinker International, Inc. 401(k) Savings Plan as Restated Effective January 1, 1999.*

___________________________________

*    Filed herewith.

(1)     Filed as an exhibit to annual report on Form 10-K for the year ended June 30, 1999 and incorporated herein by reference.

(2)     Filed as an exhibit to registration statement on Form S-8 filed July 25, 2000, SEC File No. 333-42224, and incorporated herein by reference.